Exhibit 99

Dillard’s, Inc. Reports Record Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 25, 2013--Dillard's, Inc. (DDS-NYSE) (the "Company" or "Dillard's") announced operating results for the 14 and 53 weeks ended February 2, 2013. The Company follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2012. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the Company’s performance included:

  A 30% increase in fourth quarter earnings per share compared to the prior year (excluding certain items described below)
  A 3% increase in comparable store sales for the fourth quarter based upon comparable weeks, marking the Company’s 10th consecutive quarterly comparable sales increase
  Fourth quarter merchandise gross margin improvement of 40 basis points of sales
  Cash flow from operations for the fiscal year of $522.7 million compared to $501.1 million for the prior year which made possible these actions for shareholders during the fourth quarter:
    Payment of a special dividend of $5.00 per share on December 21, 2012
    Repurchase of $23.4 million of Class A Common Stock

Fourth Quarter Results

Dillard’s reported net income for the 14 weeks ended February 2, 2013 of $161.4 million, or $3.36 per share. Included in net income is a net after-tax credit totaling $23.9 million ($0.50 per share) comprised of the following items:

  a $6.8 million after-tax gain ($0.14 per share) related to the sale of a former retail store location after-tax asset impairment and store closing charges of $1.1 million ($0.02 per share)

  approximately $18.1 million ($0.38 per share) in tax benefit due to a one-time deduction related to dividends paid to the Dillard’s, Inc. Investment and Employee Stock Ownership Plan

Excluding these items, Dillard’s would have reported $137.6 million ($2.87 per share) for the 14 weeks ended February 2, 2013, marking a record-setting fourth quarter earnings per share performance and a 30% improvement over the prior year adjusted fourth quarter earnings per share.

Dillard’s reported net income for the prior year fourth quarter, the 13 weeks ended January 28, 2012, of $141.5 million, or $2.77 per share. Included in net income for the prior year fourth quarter is a net after-tax credit totaling $28.7 million ($0.56 per share) related to the settlement of a lawsuit. Excluding this credit, the Company would have recorded net income of $112.8 million ($2.21 per share) for the prior year fourth quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are pleased to report a strong finish to a very successful year at Dillard’s. Our positive sales performance and gross margin expansion combined with expense control drove strong cash flow throughout the year. As a result, we were pleased to return cash to shareholders in the form of a $5.00 special dividend during the fourth quarter. Additionally, we purchased $185.5 million of Class A Common Stock during the year. As we mark our 75th year at Dillard’s this month, we are proud of our progress and excited about the future.”

Fiscal Year Results

Dillard’s reported net income for the 53 weeks ended February 2, 2013 of $336.0 million, or $6.87 per share. Included in net income is a net after-tax credit totaling $26.7 million ($0.55 per share) comprised of the following items:

  after-tax gains of $7.4 million ($0.15 per share) related to the sale of three former retail store locations after-tax asset impairment and store closing charges of $1.0 million ($0.02 per share)
  approximately $1.7 million ($0.03 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward approximately $18.6 million ($0.38 per share) in tax benefit due to a one-time deduction related to dividends paid to the Dillard’s, Inc. Investment and Employee Stock Ownership Plan

Excluding these items, Dillard’s would have reported $309.3 million ($6.32 per share) for the 53 weeks ended February 2, 2013, marking a record-setting fiscal year earnings per share performance and a 50% improvement over prior year adjusted earnings per share.

Dillard’s reported net income for the prior year 52-week period ended January 28, 2012, of $463.9 million, or $8.52 per share. Included in net income for the prior year 52-week period is a net after-tax credit totaling $234.5 million ($4.31 per share) comprised of the following items:

  approximately $201.6 million ($3.70 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward a $28.7 million after-tax gain ($0.53 per share) related to the settlement of a lawsuit a $0.9 million after-tax gain ($0.02 per share) related to the sale of two former retail store locations a $2.7 million after-tax gain ($0.05 per share) related to a distribution from a mall joint venture a $1.4 million after-tax gain ($0.03 per share) relating to the sale of an interest in a mall joint venture asset impairment and store closing charges of $0.8 million after-tax ($0.01 per share)

Excluding this net after-tax credit, the Company would have recorded net income of $229.4 million ($4.21 per share) for the prior year 52-week period.

Net Sales – Fourth Quarter

Net sales for the 14 weeks ended February 2, 2013 were $2.106 billion and $1.970 billion for the 13 weeks ended January 28, 2012. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 14-week period ended February 2, 2013 were $2.087 billion and $1.946 billion for the 13-week period ended January 28, 2012. Total merchandise sales increased 7% for the 14-week period compared to the 13-week period. Based upon comparable weeks, total sales increased 2% and sales in comparable stores increased 3% for the fourth quarter.

Sales trends were strongest in ladies accessories and lingerie and men’s apparel and accessories. Sales were weakest in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net Sales – Fiscal Year

Net sales for the 53 weeks ended February 2, 2013 were $6.593 billion and 6.264 billion for the 52 weeks ended January 28, 2012.

Total merchandise sales for the 53-week period ended February 2, 2013 were $6.489 billion and $6.194 billion for the 52-week period ended January 28, 2012. Total merchandise sales increased 5% for the 53-week period compared to the 52-week period. Based upon comparable weeks, total sales increased 3% and sales in comparable stores increased 4% for the fiscal year.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 40 basis points of sales to 34.6% for the 14 weeks ended February 2, 2013 compared to 34.2% for the prior year fourth quarter. Consolidated gross margin for the 14 weeks ended February 2, 2013 improved 50 basis points of sales to 34.4% from 33.9% during the prior year fourth quarter.

Gross margin from retail operations improved 30 basis points of sales to 36.1% for the 53 weeks ended February 2, 2013 compared to 35.8% for the prior year 52-week period ended January 28, 2012. Consolidated gross margin for the 53 weeks ended February 2, 2013 was 35.6% compared to 35.4% during the prior fiscal year.

Inventory in comparable stores decreased 1% at February 2, 2013 compared to January 28, 2012.

Dillard’s credits its consistent success in both sales and gross margin performance to effective execution of its merchandise strategy which the Company believes sets Dillard’s apart from its peer group. Key initiatives within the strategy include:

  Presenting limited distribution, high profile brands not typically found in department stores along with well known, highly regarded national brands
  Developing and offering fashionable, nationally recognized exclusive brands which are revered by customers for their styling as well as their quality
  Equipping sales associates, beauty advisors and merchandise specialists with comprehensive product knowledge and customer service tools to exceed the expectations of the Dillard’s customer
  Presenting merchandise in edited, limited assortments and in engaging formats which encourage interaction with sales associates and expedite the sale
  Flowing merchandise receipts to stores in shorter and more frequent intervals and pinpointing replenishment based upon immediate feedback from improvements in data analysis and logistical response

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) were $474.9 million (22.5% of sales) and $440.8 million (22.4%), respectively, during the 14 weeks ended February 2, 2013 and the 13 weeks ended January 28, 2012. The increase in expenses is primarily due to the additional week of operations during the 2012 reporting period. On a normalized basis for the 13-week periods, increases in selling payroll and related payroll taxes were partially offset by savings in advertising and services purchased.

Operating expenses declined 60 basis points of sales during the 53 weeks ended February 2, 2013 compared to the 52 weeks ended January 28, 2012. Operating expenses were $1,671.5 million (25.4% of sales) and $1,630.9 million (26.0%), respectively, for the 2012 and 2011 fiscal years.

Share Repurchase

During the 13 weeks ended February 2, 2013, Dillard’s repurchased approximately $23.4 million of Class A Common Stock (294,000 shares) at an average price of $79.69. During the fiscal year, the Company repurchased approximately $185.5 million (2.8 million shares) at an average price of $65.82. At February 2, 2013, $92.0 million of authorization remained under the Company’s share repurchase program.

Total shares outstanding (Class A and Class B Common Stock) at February 2, 2013 and January 28, 2012 were 47.8 million and 49.4 million, respectively.

Debt Maturities

During the year ended February 2, 2013, the Company made principal payments on long-term debt of $76.8 million consisting of the scheduled maturities of $55.4 million unsecured note (7.85%), a $20.4 million term loan (5.93%) and a $1.0 million mortgage note (9.25%). The Company has no note maturities until January of 2018.

Revolving Line of Credit

The Company maintains a $1.0 billion revolving credit facility (“credit agreement”) secured by the inventory of certain subsidiaries. No borrowings were outstanding under the credit agreement at February 2, 2013. Availability under the credit agreement at February 2, 2013 was $871.5 million. Letters of credit totaling $52.5 million were issued under the credit agreement at February 2, 2013 leaving unutilized availability of approximately $819 million.

Stock Options

During the fiscal year ended February 2, 2013, all stock options previously outstanding under the Company’s stock option plans were exercised. There are no outstanding stock options at February 2, 2013.

Store Information

During the fourth quarter of 2012, the Company announced the upcoming closure of its Cache Valley Mall location in Logan, Utah (94,000 square feet). The store is expected to close during the first quarter of 2013.

At February 2, 2013, the Company operated 284 Dillard's locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at February 2, 2013 was 52.3 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)
	14 Weeks Ended			13 Weeks Ended
	February 2, 2013			January 28, 2012

		% of			% of
	Amount	Net Sales		Amount	Net Sales

Net sales	$2,106.3	100.0.	%	$1,970.0	100.0. %
Service charges and other income	47.8	2.3		41.7	2.1
	2,154.1	102.3		2,011.7	102.1

Cost of sales	1,382.8	65.6		1,302.6	66.1
Advertising, selling, administrative and general expenses	474.9	22.5		440.8	22.4
Depreciation and amortization	65.6	3.1		64.8	3.3
Rentals	10.3	0.5		13.3	0.7
Interest and debt expense, net	17.5	0.8		17.6	0.9
Gain on litigation settlement	-	-		44.5	2.3
Gain on disposal of assets	10.2	0.5		0.1	0.0
Asset impairment and store closing charges	1.5	0.1		-	-
Income before income taxes and income
on and equity in losses of joint ventures	211.7	10.1		217.2	11.0
Income taxes	50.5			76.1
Income on and equity in losses of joint ventures	0.2	0.0		0.4	0.0
Net income	$161.4	7.7%		$141.5	7.2%

Basic earnings per share	$3.38			$2.82
Diluted earnings per share	$3.36			$2.77
Basic weighted average shares	47.7			50.2
Diluted weighted average shares	48.0			51.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	53 Weeks Ended			52 Weeks Ended
	February 2, 2013			January 28, 2012

		% of			% of
	Amount	Net Sales		Amount	Net Sales

Net sales	$6,593.2	100.0.	%	$6,263.6	100.0. %
Service charges and other income	158.4	2.4		141.9	2.3
	6,751.6	102.4		6,405.5	102.3

Cost of sales	4,247.1	64.4		4,047.3	64.6
Advertising, selling, administrative and general expenses	1,671.5	25.4		1,630.9	26.0
Depreciation and amortization	259.6	3.9		257.7	4.1
Rentals	34.8	0.5		48.1	0.8
Interest and debt expense, net	69.6	1.1		72.1	1.2
Gain on litigation settlement	-	-		44.5	0.7
Gain on disposal of assets	12.4	0.2		4.0	0.0
Asset impairment and store closing charges	1.6	0.0		1.2	0.0
Income before income taxes and income
on and equity in losses of joint ventures	479.8	7.3		396.7	6.3
Income taxes (benefit)	145.1			(62.5)
Income on and equity in losses of joint ventures	1.3	0.0		4.7	0.1
Net income	$336.0	5.1%		$463.9	7.4%

Basic earnings per share	$6.98			$8.67
Diluted earnings per share	$6.87			$8.52
Basic weighted average shares	48.1			53.5
Diluted weighted average shares	48.9			54.4

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	February 2,	January 28,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$124.1	$224.3
Accounts receivable	31.5	28.7
Merchandise inventories	1,294.6	1,304.1
Other current assets	41.8	34.6
Total current assets	1,492.0	1,591.7

Property and equipment, net	2,287.0	2,440.3
Other assets	269.7	274.1

Total Assets	$4,048.7	$4,306.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$653.8	$655.7
Current portion of long-term debt and capital leases1.7		79.1
Federal and state income taxes including current
deferred taxes	111.6	135.6
Total current liabilities	767.1	870.4

Long-term debt and capital leases	622.3	623.9
Other liabilities	233.4	245.2
Deferred income taxes	255.7	314.6
Subordinated debentures	200.0	200.0
Stockholders' equity	1,970.2	2,052.0

Total Liabilities and Stockholders' Equity	$4,048.7	$4,306.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)
	53 Weeks Ended February 2, 2013	52 Weeks Ended January 28, 2012
Operating activities:
Net income	$336.0	$463.9
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	261.5	259.6
Deferred income taxes	(61.7)	(9.5)
Gain on disposal of assets	(12.4)	(4.0)
Asset impairment and store closing charges	1.6	1.2
Excess tax benefits from share-based compensation	(49.9)	(10.2)
Gain on repurchase of debt	-	(0.2)
Changes in operating assets and liabilities:
Increase in accounts receivable	(2.8)	(2.8)
Decrease (increase) in merchandise inventories	9.5	(14.0)
(Increase) decrease in other current assets	(7.2)	7.9
Decrease (increase) in other assets	7.9	(210.4)
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	11.5	(18.0)
Increase in income taxes payable	28.7	37.6
Net cash provided by operating activities	522.7	501.1
Investing activities:
Purchase of property and equipment	(136.6)	(115.6)
Proceeds from disposal of assets	30.9	29.9
Distribution from joint venture	-	2.5
Net cash used in investing activities	(105.7)	(83.2)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(79.0)	(56.8)
Cash dividends paid	(252.3)	(10.0)
Purchase of treasury stock	(185.5)	(491.1)
Excess tax benefits from share-based compensation	49.9	10.2
Proceeds from stock issuance	6.3	10.8
Issuance cost of line of credit	(5.4)	-
Repurchase and retirement of common stock	(51.2)	-
Net cash used in financing activities	(517.2)	(536.9)
Decrease in cash and cash equivalents	(100.2)	(119.0)
Cash and cash equivalents, beginning of period	224.3	343.3
Cash and cash equivalents, end of period	$124.1	$224.3
Non-cash transactions:
Accrued capital expenditures	$-	$7.1
Stock awards	4.8	2.8

Estimates for 2013

The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2014 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2013 Estimated	2012 Actual
Depreciation and amortization	$261	$260
Rentals	27	35
Interest and debt expense, net	65	70
Capital expenditures	175	137

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2012, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie Johnson Bull, 501-376-5965